Exhibit 3

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of July 8, 2024, is entered into by and between Amundi Asset Management S.A.S., a French sociéte par actions simplifiée (“Seller”), Crestview Victory, L.P., a Delaware limited partnership and Crestview Advisors, L.L.C., a Delaware limited liability company (each a “Stockholder” and together the “Stockholders”).

WHEREAS, as of the date hereof each Stockholder is the record or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, in the aggregate, the number of shares of the Common Stock of Victory Capital Holdings, Inc., a Delaware corporation (“Buyer”), par value U.S. $0.01 per share (“Buyer Common Stock”), as set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Buyer Common Stock, together with any shares of Buyer Common Stock to which such Stockholder acquires record or “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) after the date hereof being collectively referred to herein as the “Shares”);

WHEREAS, Buyer, Amundi S.A., a French sociéte anonyme (“Amundi Parent”), and Seller have entered into a Contribution Agreement, dated as of the date hereof (as it may be amended or modified from time to time, the “Contribution Agreement”);

WHEREAS, the Board of Directors of Buyer has unanimously approved the transactions contemplated by the Contribution Agreement, and subject to the terms of the Contribution Agreement, resolved to recommend that Buyer’s stockholders vote in favor of adoption of the Share Issuance and the Charter Amendments (each, as defined in the Contribution Agreement); and

WHEREAS, the Stockholders have agreed to enter into this Agreement in order to induce Seller to enter into the Contribution Agreement and to induce Seller to consummate the transactions contemplated by the Contribution Agreement.

NOW, THEREFORE, in consideration of Seller’s entering into the Contribution Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Contribution Agreement.

SECTION 2. Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to Seller as follows:

2.1 Organization. Such Stockholder is duly organized, validly existing, and in good standing or similar concept under the laws of the jurisdiction of its organization.

2.2 Authority Relative to this Agreement. Such Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder, the performance of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity (whether considered in a proceeding in equity or at law).

2.3 No Conflict. Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person by such Stockholder; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the organizational documents of such Stockholder (only if such Stockholder is not a natural person) or any other material agreement to which such Stockholder is a party; or (c) conflict with or violate any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

2.4 No Litigation. As of the date hereof, there is no Action pending against, or threatened in writing against such Stockholder that would prevent the performance by such Stockholder of its obligations under this Agreement or to consummate the transactions contemplated hereby.

2.5 Ownership of Shares; No Inconsistent Agreements. Such Stockholder has record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the applicable Shares set forth opposite its name on Schedule A, free and clear of any Liens, and no Person has a right to acquire any of such Shares. Such Stockholder hereby represents and agrees that, except for the Second Amended and Restated Shareholders’ Agreement, dated February 12, 2018, among the Buyer, Crestview Victory, L.P. and the other parties thereto, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares owned beneficially or of record by such Stockholder, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by such Stockholder, and (c) has not entered into any agreement or taken any action (and shall not enter into any agreement or take any action at any time while this Agreement remains in effect) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its obligations under this Agreement in any material respect.

2.6 Receipt of Contribution Agreement. Such Stockholder has received and reviewed a copy of the Contribution Agreement.

SECTION 3. Covenants of Each Stockholder.

3.1 Additional Shares. Any shares of Buyer Common Stock, or any other security convertible into or exercisable for any shares of Buyer Common Stock (“Buyer Securities”) to which each Stockholder acquires record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) after the date of this Agreement shall become “Shares” in respect of such Stockholder within the meaning of this Agreement.

3.2 Disclosure. Each Stockholder hereby consents to and authorizes the publication and disclosure (in a form reasonably acceptable to such Stockholder) by Seller or Buyer and their respective affiliates of its identity and holding of such Stockholder’s Shares, and the nature of its commitments and obligations under this Agreement (including the public disclosure of this Agreement) in any announcement or disclosure required by the SEC or other Governmental Authority, or any other disclosure document in connection with the transactions contemplated by the Contribution Agreement or this Agreement.

3.3 No Obligation to Exercise Rights or Options. Nothing contained in this Section 3 shall require any Stockholder (or shall entitle any proxy of any Stockholder) to (i) convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying shares or (ii) vote, or execute any consent with respect to, any shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

SECTION 4. Voting Agreement.

4.1 Voting Agreement. Each Stockholder hereby agrees that, from and after the date hereof until the earlier of the Closing and the termination of this Agreement:

(a) (i) at any meeting of the stockholders of Buyer (and at every adjournment or postponement thereof), however called, (ii) in any action by written consent of the stockholders of Buyer, or (iii) in any other circumstances upon which such Stockholder’s vote, consent or other approval is sought, such Stockholder shall vote (or give such consent or approval with respect to) all of the Shares then owned by such Stockholder (A) in favor of the Share Issuance, the Charter Amendments and any other matter or action necessary for the consummation of the transactions contemplated by the Contribution Agreement and (B) against any other proposal, action or agreement that would reasonably be expected to impede, interfere with, delay, postpone or otherwise adversely affect the consummation of the transactions contemplated by the Contribution Agreement, in each case in any material respect; and

(b) such Stockholder shall appear, in person or by proxy, at each meeting of the stockholders of Buyer (or adjournment or postponement thereof) or otherwise cause all of its Shares then owned by such Stockholder to be counted as present thereat for purposes of calculating a quorum and to vote on any matter contemplated by, and in accordance with, this Agreement.

4.2 Post-Closing Matters. For so long as Seller retains a right to require Buyer to nominate any person for election to Buyer’s Board of Directors (the “Seller Nominees”) pursuant to that certain Shareholder Agreement, dated as of the Closing Date, by and between Buyer and Seller (the “Shareholders Agreement”), and for so long as such Stockholder owns any Shares, such Stockholder hereby agrees that it will not nominate any person for election to Buyer’s Board of Directors in lieu of, or in a contested election with, a Seller Nominee. For the avoidance of doubt, nothing herein requires any Stockholder to vote Shares in favor of the election of a Seller Nominee to Buyer’s Board of Directors.

4.3 Other Voting. Each Stockholder may vote on all issues that may come before a meeting of the stockholders of Buyer in its sole discretion, provided that such vote does not contravene the provisions of this Section 4 (including Section 4.1 and Section 4.2).

4.4 No Limitation. Nothing in this Agreement shall be deemed to govern, restrict or relate to any actions, omissions to act, or votes taken or not taken by any designee, representative, officer or employee of a Stockholder or any of its Affiliates serving on Buyer’s Board of Directors in such person’s capacity as a director of Buyer, and no such action taken by such person in his capacity as a director of Buyer shall be deemed to violate any of such Stockholder’s duties under this Agreement.

SECTION 5. Representations and Warranties of Seller. Seller hereby represents and warrants to the Stockholders as follows:

5.1 Organization. Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

5.2 Authority Relative to this Agreement. Seller has the corporate (or similar) power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity.

5.3 No Conflict. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person by Seller, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of Seller or any other agreement to which Seller is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Seller or to Seller’s property or assets.

SECTION 6. Further Assurances. Each Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Seller may reasonably request in order to vest, perfect, confirm or record the rights granted to Seller under this Agreement.

SECTION 7. Certain Events. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of Buyer affecting the Buyer Common Stock or other voting securities of Buyer, the number of Shares applicable to a Stockholder shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Buyer Common Stock or other Buyer Securities issued to or acquired by the Stockholders.

SECTION 8. Termination. The term of this Agreement and the obligations of the parties hereto shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of Seller and the Stockholders, (ii) the termination of the Contribution Agreement in accordance with its terms and (iii) such time as Seller no longer has a right to require Buyer to nominate any person for election to Buyer’s Board of Directors pursuant to the Shareholders Agreement or the applicable Stockholder ceases to own any Shares; provided, that the obligations under Section 4.1 shall terminate at the earlier of (a) the Closing, (b) the conclusion of the Buyer Stockholders’ Meeting (including any adjournment or postponement thereof) at which the vote in respect of the approval of the Share Issuance is taken, (c) the termination of this Agreement in its entirety pursuant to the foregoing clause and (d) an amendment or modification of the Contribution Agreement which results in an increase in, or alteration or change in the form of, the Base Share Consideration, in each case that would adversely impact the Stockholders in any material respect.

SECTION 9. Miscellaneous.

9.1 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

9.2 Specific Performance. The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages, (b) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, and (c) any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.

9.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

9.4 Assignment. Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

9.5 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the parties hereto agree that Buyer is a third party beneficiary of this Agreement for the purposes of Section 3.2.

9.6 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

9.8 Notices.

(a) All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation, if delivered by electronic mail, so long as a receipt of such electronic mail is requested and received, (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (iv) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.8):

(b) All correspondence to Seller shall be addressed as follows:

Amundi Asset Management S.A.S.

Attention:  Nicolas Calcoen; Giorgio Gretter; Julie

Perchenet

E-Mail:    [Redacted]

with copies to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

12, rue de Tilsitt

75008 Paris, France

Attention: Sophie de Beer

E-mail: sdebeer@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:  Glenn P. McGrory; James Jian Hu

E-Mail:    gmcgrory@cgsh.com; JJhu@cgsh.com

(c) All correspondence to the Stockholders shall be addressed as follows:

c/o Crestview Partners II, L.P.

590 Madison Avenue, 42nd Floor

New York, NY 10022

Attention: Ross A. Oliver

E-Mail: [Redacted]

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Michael Davis

E-Mail: michael.davis@davispolk.com

9.9 Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

9.10 Jurisdiction; Court Proceedings; Waiver of Jury Trial.

(a) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any appellate court therefrom, or, solely to the extent such court declines subject-matter jurisdiction, the United States District Court for the District of Delaware and any appellate court therefrom (the “Chosen Courts”), and, solely in connection with claims arising out of or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective and proper service if notice is given in accordance with Section 9.8 or in any other manner permitted by applicable law.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b), (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12 Counterparts. This Agreement may be executed and delivered (including by electronic mail transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Rest of page intentionally blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

AMUNDI ASSET MANAGEMENT S.A.S.

By:	/s/ Valérie Baudson
	Name:	Valérie Baudson
	Title:	President

CRESTVIEW VICTORY, L.P.

By: CRESTVIEW VICTORY GP, LLC, its general partner

By:	/s/ Ross A. Oliver
	Name:	Ross A. Oliver
	Title:	General Counsel

CRESTVIEW ADVISORS, L.L.C.

By:	/s/ Ross A. Oliver
	Name:	Ross A. Oliver
	Title:	General Counsel

[Signature Page to Crestview Voting Agreement]